                                                                    EXHIBIT 11.1

COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                                                  THREE MONTHS ENDED
                                                                      March 31,
                                                              -------------------------
                                                                 2001           2000
                                                              -----------   -----------
BASIC AND FULLY DILUTED:

Weighted average shares outstanding                           17,803,289     17,489,812

Effect of dilutive stock equivalents                                  --             --
Effect of shares over market                                          --             --
                                                              ----------    -----------

Total                                                         17,803,289     17,489,812

Net loss                                                        (211,742)       (39,708)
                                                              ==========     ==========

Basic and diluted net loss per share                              (0.012)        (0.002)
                                                              ==========     ==========

                                       11